EXHIBIT 10-2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
by and between
EXELON CORPORATION
and
JOHN W. ROWE

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of July 22, 2005, by and between Exelon Corporation (“Exelon” or the “Company”) and John W. Rowe (“Executive”), amends and restates that certain Employment Agreement dated as of March 10, 1998 by and between Executive (on the one hand) and Unicom Corporation and Commonwealth Edison company (on the other), as amended and restated from time to time prior to the date hereof (the “Prior Agreement”).
     WHEREAS, Executive is currently serving as Chairman of the Board, President and Chief Executive Officer of Exelon and a member of the Company Board;
     WHEREAS, Exelon and Executive desire to amend certain aspects of the Prior Agreement to better reflect his position as sole Chief Executive Officer of the Company and his current, as well as future, compensation and benefit arrangements with Exelon;
     WHEREAS, the Prior Agreement contemplated a normal retirement date of March 16, 2006, but the Company has requested and Executive has agreed to continue his employment with, and to provide services to, Exelon until March 16, 2010;
     WHEREAS, in order to continue to offer certain benefits Executive would have received had he retired in 2006 and to continue to provide additional protection to Executive in the event of a Change in Control, a Significant Acquisition or an Imminent Control Change (as such terms are defined herein), Exelon agrees to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement; and
     WHEREAS, Executive is willing to continue to accept such employment and perform such services on the terms and conditions hereunder set forth; and
     WHEREAS, the American Jobs Creation Act of 2004 imposes certain new restrictions on payment of deferred compensation with which, to the extent applicable, Exelon and Executive intend to conform this Agreement;
     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, Exelon and Executive agree as follows:
ARTICLE I.
DEFINITIONS
     The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms):
     1.1       “Accrued Base Salary” means that portion of Executive’s Base Salary which is accrued but unpaid as of the Termination Date.
     1.2       “Accrued Annual Incentive” means either:
(a)       the amount of any Annual Incentive earned with respect to the calendar year ended prior to the Termination Date, but which is unpaid as of the Termination Date, if both (i) the amount of such Annual Incentive has been objectively determined solely by the application of a formula that does not provide the Company or any Company Affiliate any discretion to increase the amount of the Annual Incentive and (ii) neither the Company nor any Company Affiliate has applied any discretion it may have pursuant to the Annual Incentive Award Program in which Executive participates or otherwise to reduce the amount of such Annual Incentive, or
(b)       if the conditions specified in clause (a) of this sentence have not been satisfied, the average of the Annual Incentives that were actually paid to Executive with respect to Executive’s last three full calendar years of employment by the Company or any Company Affiliate.
     1.3       “Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be. For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     1.4       “Annual Incentive” — see Section 4.2.
     1.5       “Base Salary” — see Section 4.1.
     1.6       “Beneficiary” — see Section 10.4.
     1.7       “Cause” means any of the following:
     (a) Executive’s conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty,
     (b) willful misconduct by Executive in the performance of his duties under this Agreement that was intended to personally benefit Executive, or
     (c) material breach of this Agreement by Executive (other than as a result of incapacity due to physical or mental illness);
provided that, if a material breach of this Agreement involved an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within 30 days (10 days in the event of a breach of covenants contained in Article IX) after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable.
     1.8       “Change Date” means the date on which a Change in Control first occurs during the Contract Term, other than a Change in Control occurring on the PSEG Merger Agreement Effective Date in connection with the consummation of the transactions contemplated by the PSEG Merger Agreement.

     1.9       “Change in Control” means any one or more of the following (but not including a Change in Control occurring on the PSEG Merger Agreement Effective Date in connection with the consummation of the transactions contemplated by the PSEG Merger Agreement):
     (a) the acquisition by any Person (including for purposes of this definition any “person” within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then-outstanding Voting Securities of the Company (the “Outstanding Voting Securities”), but excluding (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (a “Company Plan”) or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (B), if any Person (other than the Company or any Company Plan) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities (other than pursuant to any dividend reinvestment plan or arrangement maintained by the Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
     (b) individuals who, as of the date hereof, constitute the Company Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Incumbent Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Company Board shall not be deemed a member of the Incumbent Board;
     (c) consummation of a reorganization, merger or consolidation or sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis) other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by the Company (such reorganization, merger, consolidation, sale or other disposition, a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which:
     (i)       all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding Voting Securities of such corporation, as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns the Company or all or substantially all of its assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be;
     (ii)       no Person (other than the Company; any Company Plan; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding Voting Securities of such corporation;
     (iii)       individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; and
     (iv)       Executive shall be appointed or elected to positions in respect of the corporation resulting from such Corporate Transaction that are comparable to the positions held by Executive pursuant to Section 2.1 immediately prior to the Corporate Transaction; or
     (d) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all the assets of the Company by its Affiliates.
     1.10       “CIC Termination” means (a) a Termination for Good Reason or a Termination Without Cause for which (in either case) the Termination Date occurs prior to March 16, 2010 and during the Post-Change Period, or the Post-Significant Acquisition Period, or (b) an Imminent Control Change Termination occurring prior to March 16, 2010.
     1.11       “Code” means the Internal Revenue Code of 1986, as amended.
     1.12       “Common Stock” means common stock, without par value, of the Company.
     1.13       “Company” — see the recitals to this Agreement.
     1.14       “Company Board” means the Board of Directors of the Company.
     1.15       “Compensation Committee” means the Compensation Committee of the Company Board, or any successor committee thereto.
     1.16       “Confidential Information” means any information not generally known in the relevant trade or industry, which was obtained from the Company or any Company Affiliate, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or any Company Affiliate and which:
     (a) relates to one or more of the following:
     (i)      trade secrets of the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof;
     (ii)     existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof;
     (iii)    business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof; or
     (b) the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.
Confidential Information does not include any information that is or may become publicly known other than through the improper actions of Executive.
     1.17       “Contract Term” — see Section 3.1.
     1.18       “Disability” means a mental or physical condition which, in the opinion of the Company Board, renders Executive unable or incompetent to carry out the job responsibilities which such Executive held or the duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three months and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold or delay such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.
     1.19       “Exchange Act” means the Securities Exchange Act of 1934.
     1.20       “Executive” — see the recitals to this Agreement.
     1.21       “Formula Annual Incentive” means, subject to § 8.1(a), the greater of (i) the Annual Incentive for the latest calendar year ended on or before the Termination Date, or (ii) the average of the Annual Incentives that were actually paid (or would have been paid in respect of the year preceding the Termination Date but for a termination of Executive’s employment after the end of such preceding year) to Executive with respect to Executive’s last three full calendar years of employment by the Company or any Affiliate of the Company. For purposes of clause (ii) of the preceding sentence, if Annual Incentives have been paid to Executive in respect of fewer than three years, such average shall be computed by reference to the Annual Incentives that were actually paid to Executive.

     1.22       “Good Reason” means any material breach of this Agreement by the Company, including:
     (a) a failure to provide the compensation and benefits required by this Agreement, including a reduction in the Base Salary of Executive below the Base Salary in effect during the immediately preceding year under this Agreement or, where applicable, the Prior Agreement, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company;
     (b) a failure to appoint or elect Executive as Chief Executive Officer of the Company, Chairman of the Company Board and a member of the Company Board taking effect prior to March 16, 2010;
     (c) causing or requiring Executive to report to any Person or group other than the Company Board;
     (d) any material adverse change in the status, responsibilities or perquisites of Executive; or
     (e) any public announcement by the Company Board that it is seeking a replacement for Executive, other than a replacement contemplated for the period following his Retirement, unless Executive has consented to such announcement;
     provided, however, that an act or omission shall not constitute a material breach of this Agreement by the Company:
     (i)      unless Executive gives the Company 30 days’ prior notice of such act or omission and the Company fails to cure such act or omission within the 30-day period;
     (ii)     if Executive first acquired actual knowledge of such act or omission more than 12 months before Executive gives the Company such notice;
     (iii)    if Executive has consented in writing to such act or omission in a document that makes specific reference to this Section; or
     (iv)    in the case of subsections (b), (c), (d) and (e), if Executive has incurred a Disability; and
provided further that notwithstanding anything contained in this Agreement to the contrary, as of the PSEG Merger Agreement Effective Date, Executive shall continue to serve as the President and sole Chief Executive Officer of the Company and E. James Ferland, the current CEO of PSEG, will be appointed as the Chairman of the Board of the Company, in each case as set forth in the Amended and Restated By-laws of the Company set forth as an Exhibit to the PSEG Merger Agreement, and such change in Executive’s position and Mr. Ferland’s appointment as Chairman of the Board of the Company shall not constitute “Good Reason” for the purposes of this Agreement, so long as Executive is reappointed to the office of Chairman of the Board of the Company as of the first to occur of (i) April 1, 2007 or (ii) the date that Mr. Ferland ceases to serve as Chairman of the Board of the Company.

     1.23       “Imminent Control Change” means, as of any date on or after the date hereof and prior to a Change Date, the occurrence of any one or more of the following(but not including any of the transactions contemplated by the PSEG Merger Agreement):
(a)       the Board approves a specific agreement the consummation of which would constitute a Change in Control;
(b)       any SEC Person commences a “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or exchange offer, which, if consummated, would result in a Change in Control; or
(c)       any SEC Person files with the United States Securities and Exchange Commission a preliminary or definitive proxy solicitation or election contest to elect or remove one or more members of the Board, which, if consummated or effected, would result in a Change in Control;
provided, however, that an Imminent Control Change will lapse and cease to qualify as an Imminent Control Change:
     (i)        With respect to an Imminent Control Change described in clause (a) of this definition, the date such agreement is terminated, cancelled or expires without a Change Date occurring;
     (ii)       With respect to an Imminent Control Change described in clause (b) of this definition, the date such tender offer or exchange offer is withdrawn or terminates without a Change Date occurring;
     (iii)      With respect to an Imminent Control Change described in clause (c) of this definition, (1) the date the validity of such proxy solicitation or election contest expires under relevant state corporate law, or (2) the date such proxy solicitation or election contest culminates in a shareholder vote, in either case without a Change Date occurring; or
     (iv)       The date a majority of the members of the Incumbent Board make a good faith determination that any event or condition described in clause (a), (b), or (c) of this definition no longer constitutes an Imminent Control Change, provided that such determination may not be made prior to the twelve (12) month anniversary of the occurrence of such event.
     1.24       “Imminent Control Change Period” means the period commencing on the date of an Imminent Control Change, and ending on the first to occur thereafter of
(a)       a Change Date, provided
     (i)       such date occurs no later than the one-year anniversary of the Termination Date, and
     (i)       either the Imminent Control Change has not lapsed, or the Imminent Control Change in effect upon such Change Date is the last Imminent

Control Change in a series of Imminent Control Changes unbroken by any period of time between the lapse of an Imminent Control Change and the occurrence of a new Imminent Control Change;
(b)       the date an Imminent Control Changes lapses without the prior or concurrent occurrence of a new Imminent Control Change; or
(c)       the twelve-month anniversary of the Termination Date.
     1.25       “Imminent Control Change Termination” means a Termination for Good Reason or a Termination Without Cause for which the Termination Date occurs during an Imminent Control Change Period, but only if the Imminent Control Change Period culminates in a Change Date, and only if the Termination of Employment would not be a Special Termination but for the fact that it occurred during an Imminent Control Change Period.
     1.26       “including” means including without limitation.
     1.27       “Key Employee” means any employee of the Company who is salary band E05 or above (“Group Level”) or any employee of any Affiliate of the Company who is at a level which is the equivalent of Group Level.
     1.28       “LTIP” means the Company’s Long-Term Incentive Plan.
     1.29       “Option” means an option to purchase shares of Common Stock pursuant to the terms and conditions of this Agreement and the LTIP (or any successor plan), or the Prior Agreement and the LTIP, and the Unicom Corporation Long-Term Incentive Plan, as applicable.
     1.30       “Option Expiration Date” means, with respect to a specific Option, the expiration date of such Option as specified in the grant agreement or the plan (as applicable) relating thereto.
     1.31       “Performance Shares” means any shares of Common Stock which are awarded to Executive pursuant to the Long Term Performance Share Award Program under the LTIP or are subject to performance-based vesting requirements.
     1.32       “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity or government (whether federal, state, county, municipal or otherwise).
     1.33       “Post-Change Period” means the period commencing upon a Change in Control and ending 24 months thereafter.
     1.34       “Post-Retirement Health Care Coverage” means the medical, dental and vision care coverage provided by the Company from time to time to its retired senior executives who retired on or after March 10, 1998.
     1.35       “Post-Significant Acquisition Period” means the period commencing on the date of a Significant Acquisition that occurs during the Contract Term and prior to a Change Date,

and ending on the first to occur of (a) the end of the 18-month period commencing on the date of the Significant Acquisition, (b) the Change Date, or (c) the Termination Date.
     1.36       “Practices” means practices, policies and programs.
     1.37       “Prior Agreement” — see the recitals to this Agreement.
     1.38       “Prorated Annual Incentive” means, in respect of the calendar year during which the Termination Date occurs, an amount equal to the product of the Formula Annual Incentive multiplied by a fraction, the numerator of which equals the number of days between January 1 of such calendar year and the Termination Date and the denominator of which equals 365.
     1.39       “PSEG” means Public Service Enterprise Group Incorporated, a New Jersey corporation.
     1.40       “PSEG Merger Agreement” means the Agreement and Plan of Merger dated as of December 20, 2004 between the Company and PSEG, including any amendments thereto.
     1.41       “PSEG Merger Agreement Effective Date” means the “Effective Time of the Merger” as such term is defined in the PSEG Merger Agreement.
     1.42       “Restricted Stock” means shares of Common Stock which are subject to time-lapsed vesting requirements.
     1.43       “Retirement” means (a) a Termination of Employment initiated by Executive, other than a Termination for Good Reason or a Termination of Employment due to Disability or death, or (b) a Termination of Employment initiated by the Company, effective on or after March 16, 2010, other than for Cause or Disability.
     1.44       “SEC Person” means any Person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than (a) the Company or an Affiliate, or (b) any employee benefit plan (or any related trust) or Company or any of its Affiliates.
     1.45       “Section 409A Penalty” means any increase in tax or any other penalty pursuant to Section 409A of the Code.
     1.46       “SERP Benefit” — see Section 6.2(a).
     1.47       “Service Annuity System” means the Commonwealth Edison Company Service Annuity System, under the Exelon Corporation Retirement Program.
     1.48       “Severance Period” means the period that commences on the Termination Date and ends the earlier of two years after the Termination Date or March 16, 2010; provided, however, that if the Executive’s Termination of Employment is a Special Termination, the Severance Period shall end the earlier of three years after the Termination Date or March 16, 2010.
     1.49       “Significant Acquisition” means a Corporate Transaction (but not including any of the transactions contemplated by the PSEG Merger Agreement) affecting the headquarters for the Company’s corporate business operations that is consummated after the date hereof and prior to the Change Date, which Corporate Transaction is not a Change in Control, provided that as a result of such Corporate Transaction, all or substantially all of the individuals and entities who are the Beneficial Owners (as defined in Rule 13d-3 of the United States Securities and Exchange Commission under the Exchange Act), respectively, of the outstanding common stock of Company and outstanding Voting Securities of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% but not more than 66-2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock of Company and outstanding Voting Securities of the Company, as the case may be.
     1.50       “Special Termination” means either a CIC Termination or a Termination for Good Reason pursuant to Section 1.22(b) (failure to appoint or elect).
     1.51       “Supplemental Retirement Plan” means the Exelon Corporation Supplemental Management Retirement Plan.
     1.52       “Taxes” means federal, state, local or other income, employment or other taxes.
     1.53       “Termination Date” means the date as of which Executive’s employment with the Company and all Affiliates thereof is terminated by the Company or by Executive for any reason.
     1.54       “Termination for Good Reason” means a Termination of Employment initiated by Executive for Good Reason and taking effect prior to March 16, 2010.
     1.55       “Termination of Employment” occurs on the first day on which Executive is for any reason no longer employed by the Company or any Affiliate thereof.
     1.56       “Termination Without Cause” means any termination of Executive’s employment initiated by the Company and all Affiliates thereof other than a Retirement, a Termination of Employment for Cause, or a Termination of Employment on account of Disability.
     1.57       “Voting Securities” means, with respect to a corporation, the securities of such corporation entitled to vote generally in the election of the directors of such corporation.
ARTICLE II.
DUTIES
     2.1       Duties. During the Contract Term, Executive shall be the Chief Executive Officer of the Company, Chairman of the Company Board and a member of the Company Board. It is contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Company during the Contract Term, the shareholders of the Company will elect Executive to the Company Board. During the Contract Term (excluding any periods of vacation, sick leave or disability to which Executive is entitled), Executive (subject to Section 2.2) shall devote his full attention and time to the business and affairs of the Company and use his best efforts to perform his duties and responsibilities described herein. Notwithstanding anything contained in this Agreement to the contrary, as of the PSEG Merger Agreement Effective Date, Executive shall continue to serve as the President and sole Chief Executive Officer of the Company and E. James Ferland, the current CEO of PSEG, will be appointed as the Chairman of the Board of the Company, in each case as set forth in the Amended and Restated By-laws of the Company set forth as an Exhibit to the PSEG Merger Agreement, and Executive shall be reappointed to the office of Chairman of the Board of the Company as of the first to occur of (i) April 1, 2007 or (ii) the date that Mr. Ferland ceases to serve as Chairman of the Board of the Company
     2.2       Other Activities. Executive may (a) serve on corporate, civic or charitable boards or committees, (b) fulfill speaking engagements or teach at educational institutions or (c) manage personal investments, in each case to the extent that such activities do not materially interfere with the performance of his duties under this Agreement.
ARTICLE III.
TERM OF AGREEMENT
     3.1       Term. The term of this Agreement (the “Contract Term”) began on the date hereof and shall continue in effect until the Termination Date.
ARTICLE IV.
COMPENSATION
     4.1       Base Salary. The Company shall pay Executive in accordance with its normal payroll practices an annual salary (the “Base Salary”) which shall be reviewed at least annually and may be adjusted at any time and from time to time as shall be determined by the Compensation Committee. Any increase in Base Salary shall not limit or reduce any other obligation to Executive under this Agreement.
     4.2       Annual Incentive. During the Contract Term, Executive shall participate in the Exelon Corporation Annual Incentive Plan for Senior Executives, and any successor thereto, and shall be eligible to receive an annual incentive award (“Annual Incentive”) in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company.
     4.3       Long-Term Incentives. During the Contract Term, Executive shall participate in the Company’s LTIP, and any successor thereto, including the Long Term Performance Share Award Program thereunder, in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company.
     4.4       Deferred Stock and Additional Option.
     (a) Deferred Stock. Executive has the right to receive on the Payment Date (as defined in Section 4.4(b)), shares of Common Stock (“Deferred Shares”) equal to the sum of:

     (i)       28,429.546 (the “Exelon 6/10/05 Deferred Shares”), plus
     (ii)       the aggregate number of shares of Common Stock that would be issued from time to time after June 10, 2005 if all dividends (other than dividends payable in Common Stock) payable in respect of the Exelon 6/10/05 Deferred Shares were reinvested in additional shares of Common Stock, based on the fair market value (as determined in accordance with the LTIP or any applicable successor plan) of Common Stock as of the applicable dividend payment date.
     Such Deferred Shares shall be payable as provided in this Section 4.4; provided, however, that the aggregate number and kind of Deferred Shares shall from time to time be equitably adjusted to prevent any material dilution or enlargement of the aggregate value of the Deferred Shares that may otherwise occur by reason of a change in the number or kind of outstanding shares of Common Stock resulting from any recapitalization, reorganization, merger, consolidation, stock split, stock dividend or any similar change affecting such Common Stock (other than a dividend which is deemed to have been reinvested pursuant to clause (ii) of this Section 4.4(a)).
     The number of Exelon 6/10/05 Deferred Shares represents the number of shares credited to the Executive immediately after payment of the June 10, 2005 dividend, based on an initial grant of 12,343.661 deferred shares of common stock of Unicom Corporation on March 31, 1999.
     (b) Vesting and Payment. The Deferred Shares were 100% earned and vested prior to December 31, 2004. On or before the fifth business day following Executive’s Termination Date (such day, the “Payment Date”), the Company shall deliver to Executive a number of shares of Common Stock equal to the number of Deferred Shares.
     (c) Effect on SERP Benefit. Solely for purposes of determining the amount of Executive’s SERP Benefit pursuant to Section 6.2, Executive’s Annual Incentive with respect to each of 1998 and 1999 under the Prior Agreement shall be deemed to have been $300,000 greater than the Annual Incentive actually paid to Executive in respect of such years.
ARTICLE V.
OPTION GRANTS
     5.1       Grants Prior to the date hereof. Pursuant to the terms of the Prior Agreement, Executive has been granted Options prior to the date hereof. Subject to the provisions of Article VII and Article VIII, such Options shall be exercisable according to their terms and the terms of the Unicom Corporation Long-Term Incentive Plan (for Options granted prior to October 20, 2000) or the LTIP (for Options granted on or after October 20, 2000) as applicable.
     5.2       Future Grants. On and after the date hereof, during the Contract Term, the Compensation Committee shall in its discretion consider Executive for possible annual or other grants of Options under the LTIP on the same date or dates and on the same basis as other senior executives of the Company.

ARTICLE VI.
OTHER BENEFITS
     6.1       Savings and Other Plans. During the Contract Term, Executive shall be entitled to participate in all savings, deferred compensation and retirement plans which are or may hereafter become generally available to senior executives of the Company (subject to the eligibility requirements of such plans, except as such eligibility requirements are modified by the provisions of Article IV and this Article VI).
     6.2       SERP Benefits.
     (a) Upon Executive’s Termination of Employment for any reason Executive (or, in the event of his Termination of Employment is caused by his death, his surviving spouse) shall thereafter receive a retirement benefit (the “SERP Benefit”) determined pursuant to Section 6.2(b), subject to Section 6.2(c), Section 6.2(d), and Section 7.6.
     (b) The SERP Benefit to be provided to Executive during any year shall equal an amount which, when added to all other retirement benefits provided to Executive by the Company and its Affiliates during such year (including payments under the Service Annuity System, the Supplemental Retirement Plan, any Social Security supplement paid by the Company or any of its affiliates until Executive attains age 65, any retirement benefit paid pursuant to Section 8.4, and any other similar sources) results in an aggregate annual retirement benefit equal to the annual retirement benefit that would have been payable under the Service Annuity System (including under the Supplemental Retirement Plan) as in effect on March 10, 1998, calculated as though Executive had:
     (i)        retired at age 60 (or, if greater, his attained age upon his Termination of Employment), and
     (ii)       accrued 20 years of service on March 16, 1998 and one additional year of service on each annual anniversary of March 16, 1998 occurring on or before the Termination Date;
provided, however, that in no event shall any SERP Benefit be payable during the Severance Period if either Section 7.3 or 8.3 is applicable.
     (c) Certain Forfeiture Events. In the event Executive’s Termination of Employment is by the Company for Cause occurring on or prior to March 16, 2006 or for which the Executive received a Notice of Consideration (as defined in Section 7.1(b)(i)) prior to March 16, 2006, his entire SERP Benefit shall be forfeited. In the event Executive’s Termination of Employment is by the Company for Cause occurring after March 16, 2006 or for which Executive received the Notice of Consideration on or after March 16, 2006, only the portion of the SERP Benefit accrued after March 16, 2006 shall be forfeited.
     (d) In the event of Executive’s death prior to payment of the SERP Benefit, his spouse will immediately become entitled to a surviving spouse benefit, the value and form of which shall be determined in the same manner (but taking into account the additional service credited under this Agreement) as the surviving spouse benefit under the Service Annuity System.

     6.3       Welfare Benefits. During the Contract Term, Executive (and his family) shall be eligible to participate in and shall receive benefits under all welfare benefit plans and Practices provided by the Company (including medical, prescription, dental, vision care, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) generally available to senior executives of the Company; provided, however, that the Company shall provide at no cost to Executive an amount of term life insurance coverage that, when added to the coverage available at no cost to Executive under the Company’s group or employee life plans or programs, equals three times his Base Salary.
     6.4       Employee Benefits. During the Contract Term, Executive shall be entitled to employee benefits generally available to other senior executives of the Company, including financial planning and tax planning services.
     6.5       Time Off. During each year of the Contract Term, Executive shall be entitled to 30 “paid time off” days in accordance with the vacation and sick-pay policy applicable to senior executives of the Company.
     6.6       Expenses. During the Contract Term, Executive shall be entitled to receive prompt reimbursement for all of his reasonable employment-related expenses upon the Company’s receipt of accounting in accordance with Practices applicable to senior executives of the Company.
     6.7       Office; Support Staff. During the Contract Term, Executive shall be entitled to an office of a size and with furnishings and other appointments, and to personal secretarial and other assistance, as is appropriate to the positions held by Executive.
ARTICLE VII.
TERMINATION BENEFITS
     7.1       Termination for Cause.
     (a) If Executive’s employment is terminated by the Company for Cause, then:
     (i)         the Company shall within 10 days after the Termination Date pay Executive his Accrued Base Salary and Accrued Annual Incentive;
     (ii)        all of Executive’s Options (whether or not then exercisable) shall expire on the Termination Date;
     (iii)       any Restricted Stock granted to Executive that has not vested on the date of the Notice of Consideration (as defined below) shall be forfeited as of the Termination Date;
    (iv)        any Performance Shares granted to Executive that have not vested on the date of the Notice of Consideration shall be forfeited as of the Termination Date; and
     (v)        Executive’s SERP Benefit shall be treated as described in Section 6.2(c).

     (b) The Company may not terminate Executive’s employment for Cause unless:
     (i)         no fewer than 30 days prior to the Termination Date, the Company provides Executive with written notice of its intent to consider a termination of employment for Cause that states the proposed Termination Date and includes a detailed description of the specific reasons which form the basis for such consideration (the “Notice of Consideration”);
     (ii)        during a period of not fewer than 15 days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Company Board, with legal representation if he so elects, to present arguments on his own behalf; and
     (iii)       following the presentation to the Company Board as provided in clause (ii) above, Executive shall be terminated for Cause only if (x) not less than 60% of the members of the Company Board (other than Executive if Executive is a member of the Company Board, or any other member of the Company Board alleged to be involved in the events that form the basis of the proposed termination for Cause) determines that the actions of Executive constituted Cause and that his employment should accordingly be terminated for Cause; and (y) the Company Board provides Executive with a written determination setting forth the basis of such termination of employment which shall be consistent with the reasons set forth in the Notice of Consideration.
     (c) After providing Notice of Consideration to Executive, the Company Board may suspend Executive with pay pending a final determination pursuant to this Section.
     7.2       Termination for Death or Disability. If Executive’s employment terminates due to death or Disability:
     (a) the Company shall pay to Executive, his Beneficiaries or his estate, as the case may be, immediately after the Termination Date an amount which is equal to the sum of his Accrued Base Salary, Accrued Annual Incentive and Prorated Annual Incentive;
     (b) each of Executive’s Options (including any Options not then exercisable) shall be fully exercisable and shall remain exercisable until the applicable Option Expiration Date;
     (c) any Restricted Stock granted to Executive that has not yet vested on the Termination Date shall immediately upon the Termination Date become vested and no longer subject to restrictions;
     (d) any Performance Shares granted to Executive that have not yet vested on the Termination Date shall immediately on the Termination Date become vested and no longer subject to restrictions, provided that the Performance Share award (if any) granted to Executive for the year in which the Termination Date occurs shall immediately become vested as if the target award for such year were met; and
     (e) Executive’s SERP Benefit shall be treated as described in Section 6.2.

     7.3       Termination Without Cause or for Good Reason. Except as otherwise provided in Section 8.3, and subject to Section 7.8, in the event of a Termination Without Cause or a Termination for Good Reason:
     (a) Executive shall receive a lump sum equal to his Accrued Base Salary, Accrued Annual Incentive, and Prorated Annual Incentive;
     (b) Executive shall receive for the duration of the Severance Period,
     (i)       periodic payments in accordance with the Company’s normal payroll practices at a monthly rate equal to 1/12 of the sum of Executive’s Base Salary then in effect plus the Formula Annual Incentive, to be paid commencing on the second pay date that occurs after the Termination Date (“Commencement Date”);
     (ii)       a continuation of the benefits described in Section 6.3 to which Executive and his family are entitled as of the Termination Date (or, if such benefits are not available, the economic equivalent thereof).
     (c) each of Executive’s Options that is exercisable on the Termination Date shall remain exercisable until the applicable Option Expiration Date;
     (d) each of Executive’s Options that has not yet become exercisable as of the Termination Date shall become exercisable during the Severance Period at such times and in such amounts (if any) as if Executive had remained employed by the Company throughout the Severance Period and, after becoming so exercisable, shall remain exercisable until the applicable Option Expiration Date;
     (e) any of Executive’s Options that remain unexercisable at the end of the Severance Period shall be forfeited;
     (f) any Restricted Stock granted to Executive that is not yet vested on the Termination Date shall immediately upon the Termination Date become vested and no longer be subject to restrictions;
     (g) any Performance Shares granted to Executive that are not yet vested on the Termination Date shall become vested and no longer subject to restrictions as follows: (x) the Performance Share award (if any) granted to Executive for the year in which the Termination Date occurs shall immediately become vested as if the target award for such year were met, and (y) the remaining outstanding Performance Shares shall immediately become vested; and
     (h) Executive’s SERP Benefit shall be treated as described in Section 6.2.
     7.4       Termination Upon Retirement. If Executive’s employment terminates due to Retirement:
     (a) Executive shall receive a lump sum equal to his Accrued Base Salary, Accrued Annual Incentive, and Prorated Annual Incentive;

     (b) if the Termination Date is on or after March 16, 2006,
     (i)       each of Executive’s Options that is exercisable as of or upon the Termination Date shall remain exercisable until the applicable Option Expiration Date;
     (ii)       each of Executive’s Options that is not exercisable as of or upon the Termination Date shall become exercisable after Executive’s Retirement at such times and in such amounts as if Executive had remained employed by the Company following his Retirement and, after becoming so exercisable, shall remain exercisable until the applicable Option Expiration Date;
     (iii)       any Restricted Stock granted to Executive that is not yet vested on the Termination Date shall immediately upon the Termination Date become vested and no longer be subject to restrictions; provided that with respect to Restricted Stock granted after the date of this Agreement, individual vesting conditions relating to retirement contained in the related grant agreement (or any amendment thereto) shall prevail.
     (iv)       any Performance Shares granted to Executive that are not yet vested on the Termination Date shall become vested and no longer subject to restrictions as follows: (x) the Performance Share award (if any) granted to Executive for the year in which the Termination Date occurs shall immediately become vested as if the target award for such year were met, and (y) the remaining outstanding Performance Shares shall immediately become vested; and
     (c) if the Termination Date is prior to March 16, 2006,
     (i)       each of Executive’s Options that is exercisable as of or upon the Termination Date shall remain exercisable until the later to occur of (i) the end of the period that is applicable under such circumstances pursuant to the form of grant agreement in general use for grants to senior executives a the time such Option was granted or (ii) 90 days after the Termination Date, but in no event after the applicable Option Expiration Date (such later date the “Extended Exercise Period”);
     (ii)       each of Executive’s Options that is not exercisable as of or upon the Termination Date shall continue to become exercisable during the Extended Exercise Period at such times and in such amounts as if Executive had remained employed by the Company following his Termination Date, and to the extent not exercisable (and exercised) at the end of the Extended Exercise Period, such Options shall expire;
     (iii)       any Restricted Stock granted to Executive that has not vested on the Termination Date shall be forfeited as of the Termination Date; and
     (iv)       any Performance Shares granted to Executive that have not vested on the Termination Date shall be forfeited as of the Termination Date; and

     (d) Executive’s SERP Benefit shall be treated as described in Section 6.2.
     7.5       Post-Retirement Health Care Coverage. In the event of any Termination of Employment on account of death, Disability or Retirement, any Termination for Good Reason or Termination Without Cause, Executive and his spouse shall each be entitled to Post-Retirement Health Care Coverage for the remainder of their respective lives. Such coverage shall not duplicate any benefits that may then be available to Executive and his spouse under Section 6.3 and shall be secondary to any coverage provided by any other employer or Medicare.
     7.6       Breach of Covenants; Exculpation. In the event of (a) a willful and material breach by Executive of any of the covenants contained in Article IX, or (b) a failure by Executive to cure (to the fullest extent curable) a non-willful breach of any of such covenants within 10 days after his receipt of a written notice thereof from the Company, the Company shall be entitled, after obtaining a final judicial determination (or, if the Company reasonably determines, based upon the advice of counsel, that it is more likely than not that each of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois will decline to adjudicate the issue, a final decree in an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association, with such arbitration proceeding to be conducted in Chicago, Illinois before a panel of three arbitrators) to the effect that such action by the Company is appropriate and consistent with the requirements and procedures set forth in this Agreement, to take any or all of the following actions:
     (i)       discontinue the SERP Benefit and any or all payments and benefits provided to Executive pursuant to Article VII and any other provision of this Agreement,
     (ii)       terminate any Options then held by Executive, whether or not then exercisable, and
     (iii)       require Executive to:
     (w) repay to the Company all amounts previously received by Executive pursuant to any provision of Article VII on or after the first date on which the Executive breached any of the covenants contained in Article IX (the “Breach Date”),
     (x) repay to the Company all amounts previously received by Executive pursuant to the SERP Benefit at any time on or after the Termination Date,
     (y) pay to the Company an amount equal to the aggregate “spread” on all Options exercised on or after the Breach Date, and
     (z) repay to the Company any other amount that it paid to Executive on or after the Breach Date which Executive would not have been entitled to receive if the Company had terminated the employment of Executive for Cause as of the Breach Date;

provided, however, that (I) no benefits shall be discontinued or terminated nor shall Executive have any monetary liability to the Company for any breach of the covenants contained in Article IX for any act or failure to act, including without limitation simple negligence or an error in judgment, if such act or failure to act was done in good faith, with a reasonable belief that the act, or failure to act, was in the best interest of the Company or was required by applicable law or administrative regulations, and was not done primarily to benefit Executive and (II) no action may be brought under this Section 7.6 more than three years after the Termination Date. For purposes of clause (iii) (y) of the preceding sentence, “spread” in respect of any Option shall mean the product of the number of shares as to which such Option has been exercised on or after the Breach Date multiplied by the difference between the closing price of the Common Stock on the exercise date (or if the Common Stock did not trade on the New York Stock Exchange on the exercise date, the most recent date on which the Common Stock did so trade) and the exercise price of the Option.
     7.7       Post-Termination Office and Secretarial Services, Consulting Services. Executive agrees to provide transition services and to provide advice and counsel to his successor (collectively, “Transition Services”) for a period of six months (“Transition Period”) following Executive’s Termination of Employment for any reason other than Cause, death or disability. The Transition Services shall be provided at the request of the Company at times and places mutually convenient to the Company and Executive. No more than 10 hours of Transition Services per week shall be requested of (or provided by) Executive.
     For the period following the conclusion of the Transition Period and ending on the third anniversary of the Termination Date (“Post-Transition Period”), Executive agrees to provide consulting services to the Company and to attend a reasonable number of civic, charitable and corporate events as a representative of the Company, at times and places mutually agreed by the Executive and the Company, and to serve on civic and charitable boards as mutually agreed by the Company and Executive in his capacity as former Chief Executive Officer and Chairman of the Board of the Company. During the Transition Period and the Post-Transition Period, the Company shall provide Executive an office and a personal secretary reasonably acceptable to Executive, with such office to be of a size and with furnishings and other appointments as are suitable for a retired former Chief Executive Officer of a major public company and to be located in a Class A office building in downtown Chicago or at such other location as is acceptable to Executive. The provision of such office and personal secretary shall be without charge to Executive, provided that Executive shall be responsible for taxes, if any, attributable to the provision of such office and personal secretary.
     7.8       The Company shall have no obligation to Executive under Section 7.3 or Section 8.3 unless Executive executes and returns to the Company within forty-five days after the Termination Date a waiver and release agreement in the form attached hereto as Exhibit A.
     7.9       Other Employment; Other Plans. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by Executive from any other employer; provided, however, that any continued welfare benefits provided for by Section 6.3 shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer. The provisions of this Article VII or Article VIII will not limit the entitlement of Executive to any other benefits available to Executive under any benefit plan or Practice that is maintained by the Company, Unicom Corporation or any Company Affiliate in which Executive participates.
     7.10       Other Post-Termination Benefits. For the period commencing with Executive’s Termination of Employment for any reason other than for Cause and ending on the first to occur of (i) the third anniversary of the Termination Date or (ii) twelve months following Executive’s death, the Company shall provide Executive tax, financial and estate planning services as reasonably requested by Executive.
ARTICLE VIII.
EFFECTS OF CERTAIN CONTROL CHANGES AND SPECIAL TERMINATIONS
     8.1       Effect on Certain Defined Terms.
     (a) For purposes of a Special Termination, the term “Formula Annual Incentive” shall mean the greater of (i) that amount determined pursuant to Section 1.21 or (ii) Executive’s target Annual Incentive determined as of the Termination Date.
     (b) For purposes of a CIC Termination, the term “Good Reason,” in addition to the meaning specified in Section 1.22 and subject to the proviso at the end of Section 1.22 shall also mean:
     (i)       a determination by Executive, made in good faith at any time during the Post-Change Period, Post-Significant Acquisition Period or Imminent Control Change Period, as applicable, that, as a result of a Change in Control, Significant Acquisition, or Imminent Control Change he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority;
     (ii)       the failure for any reason of any successor to the Company to assume this Agreement in writing as required by Section 8.2;
     (iii)       a relocation of the principal offices of the Company at any time during the Post-Change Period, Post-Significant Acquisition Period, or Imminent Control Change Period more than 50 miles from the location of such offices immediately before the Change Date, the date on which the Post-Significant Acquisition Period begins or the date of the Imminent Control Change; or
     (iv)       during any 12-month period commencing on the Change Date, the date of the Significant Acquisition, or date of the Imminent Control Change, as applicable, an increase of at least 20% in the amount of time that Executive is required to devote to business-related travel outside of the metropolitan Chicago, Illinois area relative to the amount of time that Executive devoted to such business travel during the 12-month period immediately prior to the Change Date, the date of the Significant Acquisition, or date of the Imminent Control Change, as applicable, but only to the extent that such increase is attributable to requirements imposed upon Executive by the Company.
     8.2       Successor(s). Before the consummation of any Change in Control, the Company shall obtain from each Person that becomes a successor of the Company by reason of the Change in Control the unconditional written agreement of such Person to assume this Agreement and to perform all of the obligations of the Company hereunder.
     8.3       Special Terminations.
     (a) In the event of a Special Termination, and subject to Section 7.8, the provisions of Section 7.3 shall be inapplicable and, in lieu thereof:
     (i)       Executive shall receive a lump sum equal to his Accrued Base Salary, Accrued Annual Incentive, and Formula Annual Incentive;
     (ii)       Executive shall receive a lump sum equal to the lesser of three (3.0) or the number of years (including fractions thereof) in the Severance Period, times the sum of (x) his Base Salary in effect under this Agreement or, where applicable, the Prior Agreement during the calendar year preceding the Termination Date and (y) his Formula Annual Incentive determined as of the Termination Date;
     (iii)       Executive and his family shall receive for the duration of the Severance Period, a continuation of the benefits described in Section 6.3 to which Executive and his family are entitled as of the Termination Date (or, if such benefits are not available, the economic equivalent thereof) and, upon the expiration of the Severance Period, Executive and his spouse shall be entitled to Post-Retirement Health Care Coverage in accordance with the provisions of Section 7.5;
     (iv)       Company shall, at its expense, engage a professional outplacement organization which shall provide individual outplacement services to Executive for a period of up to twelve months;
     (v)       each of Executive’s Options that is exercisable as of or upon the Termination Date shall remain exercisable until the applicable Option Expiration Date;
     (vi)       each of Executive’s Options that is not fully exercisable as of or upon the Termination Date shall immediately become fully exercisable and shall thereafter remain exercisable until the applicable Option Expiration Date;
     (vii)       all forfeiture conditions which as of the Termination Date are applicable to any deferred stock unit, restricted stock or restricted share units awarded to Executive by the Company pursuant to the LTIP, a successor plan, or otherwise at any time during the Contract Term or by Unicom Corporation pursuant to the Unicom Corporation Long-Term Incentive Plan or otherwise at any time during the contract term under the Prior Agreement, shall lapse immediately;
     (viii)       any Performance Shares granted to Executive that are not yet vested on the Termination Date shall become vested and no longer subject to restrictions as follows: (x) the Performance Share award (if any) granted to Executive for the year in which the Termination Date occurs shall immediately become vested as if the target award for such year were met, and (y) the remaining outstanding Performance Shares shall immediately become vested; and
     (ix)       If all or any portion of any of Executive’s awards (other than Performance Shares) under any other bonus or incentive arrangement under the LTIP or the Unicom Corporation Long-Term Incentive Plan shall for any reason be unvested as of the Termination Date, the Company shall pay Executive a benefit equal to the increase in the benefit that Executive would have received if the unvested portion of such benefit had become fully vested as of the Termination Date.
     (b) Subject to the balance of this paragraph, amounts and benefits to be paid or provided under Section 8.3(a) shall be paid or provided (or, if applicable, commence to be provided) promptly after the Termination Date, except that, in the event of an Imminent Control Change Termination, the Formula Annual Incentive, and amounts and benefits to be paid or provided under Section 8.3(a) (ii) and (iii) shall be paid or provided (or, if applicable, commence to be provided) promptly after the Change Date. In the event of a Termination Without Cause or a Termination for Good Reason (in either event other than a Special Termination) for which the Termination Date occurs during the Imminent Control Change Period (whether or not the Imminent Control Change Period culminates in a Change Date) (“Pre-Change Termination”), then, prior to the Change Date, Executive’s Options, deferred stock units, restricted stock, restricted share units or performance share awards (“Equity Awards”) will not expire or be forfeited (unless any such Options would have expired had Executive remained an employee of the Company), will not continue to vest, and will continue to be exercisable only to the extent provided in the applicable grant agreement or plan. If the Imminent Control Change Period lapses without a Change Date, Executive’s Equity Awards and any unvested performance share awards will thereupon expire or be forfeited unless (i) and to the extent that any applicable grant agreement or plan provides otherwise, in which case such agreement or plan shall control, or (ii) such Options were vested on the Termination Date, in which case such Options may be exercised during the 30-day period following the lapse of the Imminent Control Change Period; provided that in no case shall any such Options remain exercisable after the date on which such Options would have expired had Executive remained in the employment of the Company.
     (c) Notwithstanding the foregoing, in the event of a Pre-Change Termination, (i) the definition of “Good Reason” in Section 8.1(b) shall apply, (ii) Company shall provide, during the Imminent Control Change Period, the benefits described in Section 6.3 to which Executive and his family are entitled as of the Termination Date (or, if such benefits are not available, the economic equivalent thereof), and if the Imminent Control Change Period lapses without a Change Date such coverage shall thereupon cease, subject to any applicable continued coverage rights; (iii) Company shall, at its expense, engage a professional outplacement organization which shall provide individual outplacement services to Executive for a period of up to twelve months commencing on the Termination Date; and (iv) the Company’s obligations to Executive upon the Change Date under this Section 8.3 shall be reduced by any amounts or benefits paid, payable or provided pursuant to this Agreement or otherwise on account of Executive’s Termination of Employment.
     8.4       Enhanced Retirement Benefit in the Event of a Special Termination.
     (a) In the event of a Special Termination, the aggregate amount of Executive’s annual retirement benefit pursuant to Section 6.2(a) shall be computed on the basis of the assumptions set forth in such Section 6.2(b), together with the additional assumptions (to the extent applicable) that Executive had
     (x)       attained as of the Termination Date an age that exceeds the age determined pursuant to clause (i) of Section 6.2(b) by the lesser of three (3.0) years or the number of years (including fractions thereof) in the Severance Period,
     (y)       accrued a number of years of service that exceeds the number of years of service determined pursuant to clause (ii) of Section 6.2(b) by the lesser of three (3.0) years or the number of years (including fractions thereof) in the Severance Period, and
     (z)       received the lump-sum severance benefit specified in Section 8.3(b) in equal monthly installments during the Severance Period.
     (b) For purposes of applying the adjustments necessary to give effect to the form in which Executive will receive his SERP Benefit pursuant to Section 6.2, the term “Service Annuity System” shall refer to Service Annuity System as in effect on the last date preceding the Post-Change Period, if any, if the amount of the SERP Benefit (in the form in which Executive elects to receive it) would otherwise be reduced by application of the adjustments provided for under the Service Annuity System as in effect as of the Termination Date.
     8.5       Gross-Up for Certain Taxes.
     (a) If it is determined by the Company’s independent auditors that any monetary or other benefit received or deemed received by Executive from the Company or any Affiliate thereof pursuant to this Agreement or otherwise, whether or not in connection with a Change in Control (such monetary or other benefits collectively, the “Potential Parachute Payments”), is or will become subject to any excise tax under Section 4999 of the Code or any similar tax under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the Company shall, subject to Sections 8.10 and 8.11, within five business days after such determination, pay Executive an amount (the “Gross-Up Payment”) equal to the product of:
     (i)        the amount of such Excise Taxes multiplied by
     (ii)       the Gross-Up Multiple (as defined in Section 8.8).
The Gross-Up Payment is intended to compensate Executive for all Excise Taxes payable by Executive with respect to Potential Parachute Payments and all Taxes or Excise Taxes payable by Executive with respect to the Gross-Up Payment. The tax (and interest) imposed under Section 409A of the Code shall not be “any similar tax” for purposes of this Agreement.
     (b) The determination of the Company’s independent auditors described in Section 8.5(a), including the detailed calculations of the amounts of the Potential Parachute Payments, Excise Taxes and Gross-Up Payment and the assumptions relating thereto, shall be set forth in a written certificate of such auditors (the “Company Certificate”) delivered to Executive. Executive or the Company may at any time request the preparation and delivery to Executive of a Company Certificate. The Company shall cause the Company Certificate to be delivered to Executive as soon as reasonably possible after such request.
     8.6       Determination by Executive.
     (a) If (i) the Company shall fail to deliver a Company Certificate to Executive within 30 days after its receipt of his written request therefor, or (ii) at any time after Executive’s receipt of a Company Certificate, Executive disputes either (x) the amount of the Gross-Up Payment set forth therein or (y) the determination set forth therein to the effect that no Gross-Up Payment is due (whether by reason of Section 8.11 or otherwise), then Executive may elect to require the Company to pay a Gross-Up Payment in the amount determined by Executive as set forth in an Executive Counsel Opinion (as defined in Section 8.9). Any such demand by Executive shall be made by delivery to the Company of a written notice which specifies the Gross-Up Payment determined by Executive (together with the detailed calculations of the amounts of Potential Parachute Payments, Excise Taxes and Gross-Up Payment and the assumptions relating thereto) and an Executive Counsel Opinion regarding such Gross-Up Payment (such written notice and opinion collectively, the “Executive’s Determination”). Within 30 days after delivery of an Executive’s Determination to the Company, the Company shall either (i) pay Executive the Gross-Up Payment set forth in the Executive’s Determination (less the portion thereof, if any, previously paid to Executive by the Company) or (ii) deliver to Executive a Company Certificate and a Company Counsel Opinion (as defined in Section 8.9), and pay Executive the Gross-Up Payment specified in such Company Certificate. If for any reason the Company fails to comply with the preceding sentence, the Gross-Up Payment specified in the Executive’s Determination shall be controlling for all purposes.
     (b) If Executive does not request a Company Certificate, and the Company does not deliver a Company Certificate to Executive, then (i) the Company shall, for purposes of Section 8.11, be deemed to have determined that no Gross-Up Payment is due and (ii) Executive shall not pay any Excise Taxes in respect of Potential Parachute Payments except in accordance with Sections 8.10(a) or (d).
     8.7       Additional Gross-Up Amounts. If for any reason (whether pursuant to subsequently enacted provisions of the Code, final regulations or published rulings of the IRS, a final judgment of a court of competent jurisdiction, a determination of the Company’s independent auditors set forth in a Company Certificate or, subject to the last two sentences of Section 8.6(a), an Executive’s Determination) it is later determined that the amount of Excise Taxes payable by Executive is greater than the amount determined by the Company or Executive pursuant to Section 8.5 or 8.6, as applicable, then the Company shall, subject to Sections 8.10 and 8.11, pay Executive an amount (which shall also be deemed a Gross-Up Payment) equal to the product of:

     (a) the sum of (1) such additional Excise Taxes and (2) any interest, penalties, expenses or other costs incurred by Executive as a result of having taken a position in accordance with a determination made pursuant to Section 8.5 or 8.6, as applicable, multiplied by
     (b) the Gross-Up Multiple.
     8.8       Gross-Up Multiple. The Gross-Up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the lesser of (i) the sum, expressed as a decimal fraction, of the effective after-tax marginal rates of all Taxes and any Excise Taxes applicable to the Gross-Up Payment or (ii) 0.80, it being intended that the Gross-Up Multiple shall in no event exceed five (5.0). (If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used.)
     8.9       Opinion of Counsel. “Executive Counsel Opinion” means an opinion of nationally-recognized executive compensation counsel to the effect (i) that the amount of the Gross-Up Payment determined by Executive pursuant to Section 8.6 is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Article and applicable law and (ii) if the Company has previously delivered a Company Certificate to Executive, that there is no reasonable basis or no substantial authority for the calculation of the Gross-Up Payment set forth in the Company Certificate. “Company Counsel Opinion” means an opinion of nationally-recognized executive compensation counsel to the effect that (i) the amount of the Gross-Up Payment set forth in the Company Certificate is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Article and applicable law and (ii) for purposes of Section 6662 of the Code, Executive has substantial authority to report on his federal income tax return the amount of Excise Taxes set forth in the Company Certificate.
     8.10       Amount Increased or Contested.
     (a) Executive shall notify the Company in writing (an “Executive’s Notice”) of any claim by the IRS or other taxing authority (an “IRS Claim”) that, if successful, would require the payment by Executive of Excise Taxes in respect of Potential Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 8.5 or 8.6, as applicable. Such Executive’s Notice shall include the nature and amount of such IRS Claim, the date on which such IRS Claim is due to be paid (the “IRS Claim Deadline”), and a copy of all notices and other documents or correspondence received by Executive in respect of such IRS Claim. Executive shall give his Executive’s Notice as soon as practicable, but no later than the earlier of (i) 10 business days after Executive first obtains actual knowledge of such IRS Claim or (ii) five business days before the IRS Claim Deadline; provided, however, that Executive’s failure to give such notice shall affect the Company’s obligations under this Article only to the extent that the Company is actually prejudiced by such failure. If at least one business day before the IRS Claim Deadline the Company shall:
     (1)       deliver to Executive a Company Certificate to the effect that the IRS Claim has been reviewed by the Company’s independent auditors and, notwithstanding the IRS Claim, the amount of Excise Taxes, interest and penalties payable by Executive is either zero or an amount less than the amount specified in the IRS Claim,

     (2)       pay to Executive an amount (which shall also be deemed a Gross-Up Payment) equal to the positive difference between (x) the product of the amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by the Gross-Up Multiple, and (y) the portion of such product, if any, previously paid to Executive by the Company, and
     (3)       direct Executive pursuant to Section 8.10(d) to contest the balance of the IRS Claim, then Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate. In no event shall Executive pay an IRS Claim earlier than 30 days after having given an Executive’s Notice to the Company (or, if sooner, the IRS Claim Deadline).
     (b) At any time after the payment by Executive of any amount of Excise Taxes or related interest or penalties in respect of Potential Parachute Payments (whether or not such amount was based upon a Company Certificate, an Executive’s Determination or an IRS Claim), the Company may in its discretion require Executive to pursue a claim for a refund (a “Refund Claim”) of all or any portion of such Excise Taxes, interest or penalties as the Company may specify by written notice to Executive.
     (c) If the Company notifies Executive in writing that the Company desires Executive to contest an IRS Claim or to pursue a Refund Claim, Executive shall:
     (i)       give the Company all information that it reasonably requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,
     (ii)       take such action in connection with such IRS Claim or Refund Claim (as applicable) as the Company reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by the Company, subject to the approval of Executive (which approval shall not be unreasonably withheld or delayed),
     (iii)       cooperate with the Company in good faith to contest such IRS claim or pursue such Refund Claim, as applicable,
     (iv)       permit the Company to participate in any proceedings relating to such IRS Claim or Refund Claim, as applicable, and
     (v)       contest such IRS Claim or prosecute such Refund Claim (as applicable) to a determination before any administrative tribunal, in court of initial jurisdiction and in one or more appellate courts, as the Company may from time to time determine in its discretion.
The Company shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the IRS or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable);

provided that (i) any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive relating to the IRS Claim is limited solely to such IRS Claim, (ii) the Company’s control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-Up Payment would be payable, and (iii) Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.
     (d) The Company may at any time in its discretion direct Executive to (i) contest the IRS Claim in any lawful manner or (ii) pay the amount specified in an IRS Claim and pursue a Refund Claim; provided, however, that if the Company directs Executive to pay an IRS Claim and pursue a Refund Claim, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify Executive, on an after-tax basis, for any Taxes, Excise Taxes, and any related interest or penalties imposed with respect to such advance.
     (e) The Company shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by the Company or Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Executive, on an after-tax basis, for any Taxes, Excise Taxes and related interest and penalties imposed on Executive as a result of such payment of costs and expenses.
     8.11       Limitation on Gross-Up Payments.
(a) Notwithstanding any other provision of this Article VIII, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Gross-Up Payment that, but for this Section 8.11, would be payable to Executive, does not exceed 110% of the After-Tax Floor Amount (as defined below), then no Gross-Up Payment shall be made to Executive and the aggregate amount of Potential Parachute Payments payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Taxes to be payable by Executive and (ii) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest effective after-tax marginal rate of Taxes.
(b) For purposes of this Section:
     (i)       “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Taxes and Excise Taxes paid or payable by Executive in respect of such specified amount;
     (ii)       “Floor Amount” means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Executive without causing him to become liable for any Excise Taxes in connection therewith; and
     (iii)       “After-Tax Floor Amount” means the After-Tax Amount of the Floor Amount.
     8.12       Refunds. If, after the receipt by Executive of any payment or advance of Excise Taxes by the Company pursuant to this Article, Executive receives any refund with respect to such Excise Taxes, Executive shall (subject to the Company’s complying with any applicable requirements of Section 8.10) promptly pay the Company the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8.10, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such determination within 30 days after the Company receives written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 8.10.
ARTICLE IX.
RESTRICTIVE COVENANTS
     9.1       Confidential Information.
     (a) Executive acknowledges that it is the policy of the Company and its Affiliates to maintain as secret and confidential all Confidential Information, and that Confidential Information has been and will be developed at substantial cost and effort to the Company and its Affiliates. Executive acknowledges that he will have access to Confidential Information with respect to the Company and its Affiliates which information is a valuable and unique asset of the Company and its Affiliates and that disclosure of such Confidential Information would cause irreparable damage to the business and operations of the Company and its Affiliates.
     (b) Executive acknowledges that the Confidential Information is, as between the Company and its Affiliates and Executive, the exclusive property of the Company and its Affiliates.
     (c) Both during Executive’s employment by the Company (whether during or after the Contract Term) and at any time after the Termination Date, Executive:
     (i)       shall not, directly or indirectly, divulge, furnish or make accessible to any Person any Confidential Information (except (x) to the extent Executive reasonably and in good faith believes that such actions are related to, and required by, Executive’s performance of his duties under this Agreement, or (y) as may be compelled by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (y) of this sentence as far in advance of its disclosure as is practicable, shall cooperate with the Company in its efforts to protect the information from disclosure, and shall limit its disclosure of such information to the minimum disclosure required by law or administrative regulation unless the Company agrees in writing to a greater level of disclosure);
     (ii)       shall not use for his own benefit in any manner, any Confidential Information;
     (iii)       shall not cause any such Confidential Information to become publicly known; and

     (iv)       shall take all reasonable steps to safeguard such Confidential Information and to protect it against disclosure, misuse, loss and theft.
     (d) For purposes of this Agreement, Confidential Information represents trade secrets subject to protection under the Uniform Trade Secrets Act, as adopted by the State of Illinois, or to any comparable protection afforded by applicable laws.
     9.2       Non-Competition.
     (a) During the period beginning on March 10, 1998 and ending two years after the Termination Date, Executive shall not, directly or indirectly, in any capacity, engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business (as defined in Section 9.2(c)).
     (b) During the period beginning on March 10, 1998 and ending two years after the Termination Date, Executive shall not at any time make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Competitive Business. Nothing in this subsection shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions of any Competitive Business, and (iii) create a conflict of interest between Executive’s duties under this Agreement and his interest in such investment. In addition, nothing in this subsection shall restrict Executive’s ability to retain any interest (including any interest in common stock held on March 10, 1998 or subsequently acquired upon exercise of options or similar rights held on March 10, 1998 or upon the conversion of convertible securities held on March 10, 1998) in New England Electric System or any of its successors received by Executive as a result of his former employment relationship with such entity.
     (c) “Competitive Business” means as of any date (including during the two-year period commencing on the Termination Date) any Person (and any branch, office or operation thereof) which engages in, or proposes to engage in (i) the production, transmission, distribution, marketing or sale of electricity or (ii) any other business engaged in by the Company or its Affiliates prior to the Termination Date which represents for any calendar year during the Contract Term, or is projected by the Company (as reflected in a business plan adopted by the Company or any Affiliate thereof before the Termination Date) to yield during any year during the first three-fiscal year period commencing on or after the Termination Date, more than 5% of the gross revenue of the Company, and which is located (i) anywhere in the United States, or (ii) anywhere outside of the United States where the Company or any Affiliate thereof is then engaged in, or proposes to engage in, any of such activities.
     9.3       Non-Solicitation. During the period beginning on the date hereof and ending two years after the Termination Date, Executive shall not, directly or indirectly:
     (a) other than in connection with the performance of his duties as an officer of the Company, encourage any Key Employee to terminate his or her employment;

     (b) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any Key Employee (other than by the Company or its Affiliates), or cause any Person to do any of the foregoing;
     (c) establish a business with, or encourage others to establish a business with, any Key Employee; or
     (d) interfere with the relationship of the Company or any of its Affiliates with, or endeavor to entice away from, the Company or any of its Affiliates any Person who or which at any time during the period commencing one year prior to March 16, 1998 was a material customer or material supplier of, or maintained a material business relationship with, the Company or any of its Affiliates.
     9.4       Reasonableness of Restrictive Covenants.
     (a) Executive acknowledges that the covenants contained in Sections 9.1, 9.2 and 9.3 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information and in its relationships with employees, customers and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.
     (b) The Company and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained in Sections 9.1, 9.2 and 9.3 will not deprive him of the ability to earn a livelihood or to support his dependents.
     9.5       Right to Injunction; Survival of Undertakings.
     (a) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Sections 9.1, 9.2 and 9.3, the parties agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of his obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Company. Accordingly, Executive agrees that if he breaches any of the provisions of such Sections, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.
     (b) If a court determines that any of the covenants included in this Article IX is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to reduce the duration or scope of such provision, as the case may be, so as to cause such covenant to be thereafter enforceable.
     (c) All of the provisions of this Article IX shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the Contract Term.

     9.6       Non-Disparagement. During the two-year period commencing on the Termination Date, Executive shall not (a) make any written or oral statement that brings the Company or any of its Affiliates or the employees, officers or agents of the Company or any of its Affiliates into disrepute, or tarnishes any of their images or reputations or (b) publish, comment upon or disseminate any statements suggesting or accusing the Company or any of its Affiliates or any agents, employees or officers of the Company or any of its Affiliates of any misconduct or unlawful behavior. This Section shall not be deemed to be breached by testimony of Executive given in any judicial or governmental proceeding which Executive reasonably believes to be truthful at the time given or by any other action of Executive which he reasonably believes is taken in accordance with the requirements of applicable law or administrative regulation.
ARTICLE X.
MISCELLANEOUS
     10.1       Required Withholding. The Company may deduct or withhold from payments or other benefits otherwise payable to Executive pursuant to the provisions of this Agreement any amounts that are required by applicable law.
     10.2       Remedies. In the event of any Termination of Employment or any breach of this Agreement by the Company, Executive’s exclusive remedies shall be as specified in Article VII (or Article VIII, if applicable) or to enforce any other undertaking of the Company expressly provided in this Agreement; provided that nothing herein shall guarantee Executive continued employment for any specific period nor deny Executive the right to seek a final judicial determination (or, if Executive reasonably determines, based upon the advice of counsel, that it is more likely than not that each of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois will decline to adjudicate the issue, a final decree in an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association, with such arbitration proceeding to be conducted in Chicago, Illinois before a panel of three arbitrators) that any Termination of Employment purportedly made for Cause was, in fact, made not in good faith or was made without adherence to the requirements or procedures set forth in this Agreement. If Executive obtains such a final judicial or arbitral determination, as applicable, the Termination of Employment shall be treated as a Termination Without Cause for all purposes of this Agreement.
     10.3       Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of Executive and his Beneficiaries and estate and the Company (as the surviving entity in the Merger and as successor to Unicom Corporation at the Merger Date) and its successors.
     10.4       Beneficiary. If Executive dies prior to receiving all of the amounts payable hereunder pursuant to Article IV, VI (except as may otherwise expressly be provided in such Article or in the plans referenced therein), VII or VIII, such amounts shall be paid in a lump-sum payment to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, which Executive may change from time to time by new designation filed in like manner without the consent of any Beneficiary; or if no such Beneficiary is designated, to his estate.
     10.5       Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.
     10.6       Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.
     10.7       Amendment; Waiver. This Agreement shall not be amended or modified except by a written agreement between the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not result in a waiver of any other term, covenant or condition, and any waiver of any default shall not result in a waiver of any later default.
     10.8       Notices. All notices hereunder shall be in writing, delivered by hand, nationally-recognized courier service that guarantees overnight delivery or by certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:	Exelon Corporation Attn: General Counsel 37th Floor One First National Plaza Chicago, Illinois 60690

If to the Executive:	John W. Rowe Unit 3306 950 North Michigan Avenue Chicago, Illinois 60611

With copy to:	Robert W. Kleinman, Esq. Piper Rudnick LLP 203 North LaSalle Street Chicago, Illinois 60601
Either party may from time to time designate a new address in accordance with this Section. Notices shall be effective when received by the addressee.
     10.9       Publicity. Until this Agreement has been filed as an exhibit to a filing by the Company with the Securities and Exchange Commission, neither Executive nor the Company shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, nor disclose the contents hereof to any third party, without obtaining in each case the consent of the other parties hereto, which consent shall not be withheld or delayed where such release, announcement or disclosure shall be required by applicable law or administrative regulation.
     10.10       Communications. Nothing in this Agreement, including Sections 9.1, 9.6 or 10.9, shall be construed to prohibit Executive from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission or the United States

Department of Labor, or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act.
     10.11       Legal Expenses. The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing in good faith any termination of his employment hereunder or in seeking in good faith to obtain or enforce any benefit or right under this Agreement, provided that Executive shall have a reasonable basis for his position.
     10.12       Articles and Sections. Except where otherwise indicated by the context, any reference to an “Article” or “Section” shall be to an Article or Section of this Agreement.
     10.13       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     10.14       Effectiveness; Entire Agreement. This Agreement shall be binding immediately upon its execution and shall become effective immediately without further action of the Company or Executive. This Agreement forms the entire agreement between the parties hereto with respect to its subject matter, and shall supersede all prior agreements, promises and representations of the parties regarding employment or severance, whether in writing or otherwise, including but not limited to the Prior Agreement.
     10.15       Applicable Law; Avoidance of Section 409A Penalty. This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles, and the applicable provisions of the Code. Notwithstanding any other provision of this Agreement, in the event that the payment of any amount or benefit on the date specified in this Agreement for the payment of such amount or benefit (“Scheduled Payment Date”) would result in the imposition of any Section 409A Penalty, the following provisions shall apply:
     (a) If the Scheduled Payment Date is less than six (6) months after the Termination Date, payment of such amount or benefit shall be made (or commence if to be made in installments or annuity form) on the “Deferred Payment Date” which shall be six (6) months after Executive’s “separation from service” as defined for purposes of Section 409A of the Code in IRS or Treasury rulings or regulations, if such payment can be made on the Deferred Payment Date without a Section 409A Penalty.
     (b) If payment of such amount or benefit on the Deferred Payment Date (or Scheduled Payment Date, if later) would result in the imposition of a Section 409A Penalty, then Executive may make a written deferral election with the Company which complies with Section 409A(a)(4)(C) of the Code (“Deferral Election”) specifying a payment date (“Elected Payment Date”) when payment can be made without a Section 409A Penalty. If Executive makes a valid Deferral Election, payment shall be made (or commence if to be made in installments or annuity form) on the Elected Payment Date.
     (c) In the event that (i) such amount or benefit cannot be provided to Executive on the Scheduled Payment Date or the Deferred Payment Date without a Section 409A Penalty and (ii) Executive does not timely make a Deferral Election, then the Company and Executive shall negotiate in good faith to amend this Agreement (x) in a way that would permit the payment of the amount or benefit to be made without a Section 409A Penalty or with a significantly reduced Section 409A Penalty, or (y) to provide an alternative amount or benefit of approximately equivalent after-tax economic value if such alternative amount or benefit can be provided without a Section 409A Penalty or with a significantly reduced Section 409A Penalty. If such negotiations do not result in agreement between the parties prior to the Deferred Payment Date (or Scheduled Payment Date, if later), such amount or benefit shall be paid (or commence if to be made in installments or annuity form) on the later of the Deferred Payment Date or the Scheduled Payment Date.
     (d) Executive and the Company agree to cooperate to amend the Agreement from time to time as appropriate to avoid the imposition of any Section 409A Penalty.
     (e) In no event shall the Company be required to provide a tax gross-up payment to Executive with respect to any Section 409A Penalty.
     10.16       Survival. All of Executive’s rights hereunder, including his rights to compensation and benefits prior to the Termination Date, his right to severance and other benefits subject to the terms and conditions of Article VII and VIII after the Termination Date, and his obligations under Article IX hereof, shall survive a Termination of Employment and the termination of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXELON CORPORATION
By:
Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE:

John W. Rowe

EXHIBIT A
WAIVER AND RELEASE AGREEMENT
UNDER
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     Pursuant to Section 7.8 of that certain Amended and Restated Employment Agreement dated as of ___, 2005, (the “Employment Agreement”), this Waiver and Release (“Agreement”) is made as of the ___day of ___, ___, by and among Exelon Corporation, a Pennsylvania corporation, together with all successors thereto (the “Company”), and John W. Rowe (“Executive”).
     In consideration for Executive’s receiving benefits and severance pay under the Employment Agreement, and in consideration of the representations, covenants, and mutual promises set forth in this Agreement, the parties agree as follows:
1.       Releases by Executive.
     (a) Subject to the Company’s execution of this Agreement, Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company or any of its divisions, subsidiaries, or other affiliated entities (whether or not such entities are wholly owned), or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Company Entity Released Parties”), and agrees to release and discharge, fully, finally and forever, the Company Entity Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Entity Released Parties arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to Executive’s employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive’s employment with the Company or his service as an officer or director of the Company, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Chicago or Cook County Human Rights Ordinance, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 10.1(a) shall apply to, or release the Company or any of the other Company Entity Released Parties from, (A) any obligation of the Company or any of the other Company Entity Released Parties contained in Article VII or VIII (as applicable) of the Employment Agreement or (B) any vested or accrued benefit pursuant to any employee benefit plan of the Company or any of the other Company Entity Released Parties (such obligations and benefits collectively, the “Unreleased Claims”). Executive agrees that he has no present or future right to employment with the Company or any of the other Company Entity Released Parties and that he will not apply for or otherwise seek employment with any of them.
     (b) Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys or shareholders of any of the Company Entity Released Parties (hereinafter referred to as the “Company Individual Released Parties”; the Company Entity Released Parties and the Company Individual Released Parties are sometimes collectively referred to as the “Company Released Parties” ) with respect to Executive’s employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive’s employment with the Company or his service as an officer or director of the Company, and agrees to release and discharge, fully, finally and forever, the Company Individual Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Individual Released Parties arising from the beginning of time up to and including the effective date of this Agreement, but only to the extent such claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are related to Executive’s employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive’s employment with the Company or his service as an officer or director of the Company, including, without limitation, claims relating thereto arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Chicago or Cook County Human Rights Ordinance, the Pennsylvania Human Relations Act or the Philadelphia Fair Practices Ordinance; provided, however, that nothing contained in this Section 10.1(b) shall apply to, or release the Company Individual Released Parties from, any of the Unreleased Claims.
     (c) The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims of Executive released herein (the “Released Claims”).
2.       Release by the Company.
     The Company, the Company’s divisions, subsidiaries, and other affiliated entities (whether or not such entities are wholly owned), and the predecessors, successors and assigns of any of them, on behalf of themselves and anyone claiming through them (the “Company Releasing Parties”), hereby agree not to sue the Executive, his spouse, personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees, or the Beneficiary (as hereinafter defined) (hereinafter referred to as the “Executive Released Parties”) based upon facts that are known on the date of this Agreement by any director or executive officer (as defined in Rule 3b-7 under the Securities ) Exchange Act of 1934)of the Company as of the date

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of this Agreement (“Known Facts”), and agree to release and discharge, fully, finally and forever, the Executive Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Company Releasing Parties ever had or may presently have against any of the Executive Released Parties arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to Executive’s employment by the Company or his service as an officer or director of the Company or the terms and conditions thereof, but only to the extent such claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are based upon Known Facts; provided, however, that nothing contained in this Agreement shall apply to, or release the Executive Released Parties from, any obligation of Executive contained in Article IX of the Employment Agreement.
     3.       Nothing in this Agreement shall be construed to prohibit the parties from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission, the United States Department of Labor, the Securities Exchange Commission or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act and no such communication or action shall constitute a breach of Section 9.6 of the Employment Agreement or any provision of this Agreement; provided, however, that if the Executive is entitled under Section 211 of the Energy Reorganization Act to pursue a claim, complaint or charge seeking damages, costs or fees, the Executive agrees that the consideration provided to the Executive pursuant to this Agreement shall be fully inclusive of all such damages, costs and fees that could have been awarded to the Executive, that such consideration is being paid in full and that the Executive under no circumstances shall be entitled to compensation of any kind from the Company or any of the other Company Released Parties not expressly provided for pursuant to this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

EXECUTIVE:

John W. Rowe Date:

EXELON CORPORATION

By:
Date:

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